Exhibit 5.2

7 November 2016

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke HM 08 Bermuda	Matter No: 354884 Doc Ref: 11743156.2 441-298-7859 chiara.nannini@conyersdill.com

Dear Sirs,

AXIS Capital Holdings Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to the prospectus dated 16 January 2014 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated 31 October 2016 which includes a term sheet filed pursuant to Rule 433 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) dated 31 October 2016 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Time of Sale Prospectus”) and the prospectus supplement dated 31 October 2016 (the “Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on form S-3 ASR (Registration No. 333-193384) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on January 16, 2014 relating to the registration under the Securities Act, of (i) 22,000,000 depositary shares (the “Firm Securities”), each representing ownership of a 1/100th interest in a 5.50% Series E Preferred Share, par value US$0.0125 per share (“the Preferred Shares”), $2,500 liquidation preference per Preferred Share, of the Company, and (ii) an aggregate of additional 2,000,000 depositary shares the Underwriters (as defined below) have an option to purchase (the “Optional Securities” and together with the Firm Securities, the “Depositary Shares”).

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

(i)	a copy of the Time of Sale Prospectus;

(ii)	a copy of the Prospectus;

(iii)	a copy of that certain Deposit Agreement dated as of 7 November 2016 (the “Deposit Agreement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among the Company, Computershare Inc. and Computershare Trust Company, together as depositary (the “Depositary”) and the holders from time to time of Receipts (as such term is defined therein) issued thereunder;

(iv)	a copy of that certain Underwriting Agreement dated as of 31 October 2016 (the “Underwriting Agreement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among, inter alia, the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co LLC, UBS Securities LLC and Wells Fargo Securities, LLC, acting on behalf of themselves and the several underwriters (together, the “Underwriters”) named in Schedule I to the Underwriting Agreement;

(v)	the Certificate of Designations of the Preferred Shares dated 7 November 2016;

(vi)	a specimen certificate representing the Preferred Shares (the “Preferred Share Certificate”); and

(vii)	a form of Depositary Receipt representing the Depositary Shares.

The documents listed in items (i) through (vii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 7 November 2016 (together, the “Constitutional Documents”), extracts of minutes of a meeting of the Company’s Board of Directors held on held on 22 September 2016, certified by the Assistant Secretary of the Company on 21 October 2016, extract of minutes of a meeting of the Pricing /Redemption Committee designated by the Company’s Board of Directors held on 31 October 2016, certified by the Assistant Secretary of the Company on 31 October 2016 (the resolutions contained in such extracts and minutes being collectively referred to herein as the “Resolutions”), a copy of an officer’s certificate dated 7 November 2016 signed by the Assistant Secretary of the Company, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) that the Company will have sufficient authorised capital to effect the issue of any of the Preferred Shares at the time of issuance, (g) that upon the issue of the Preferred Shares, the Company will receive consideration for the full issue price thereof which shall be equal to the purchase price of 100 Depositary Shares in respect of each Preferred Share, (h) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and (i) that on the date of issuance of the Preferred Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any required filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Preferred Shares have been duly authorised and, when issued and paid for as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	The form of the Preferred Share Certificate and the Depositary Receipt are not inconsistent with any provision of the Constitutional Documents. The form of the Preferred Share Certificate complies with the requirements of Bermuda law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on 7 November 2016 and to the references to our firm under the caption, “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the categories of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited
Conyers Dill & Pearman Limited